March 26, 1997

            SIMPSON INDUSTRIES SIGNS LETTER OF INTENT
    TO ACQUIRE EUROPEAN VIBRATION BUSINESS FROM CUMMINS ENGINE

     Plymouth, Michigan - Simpson Industries, Inc. (Nasdaq: SMPS) and Cummins Engine Co., Inc. (NYSE: CUM) today announced they have signed a letter of intent for Simpson to acquire the Vibration Attenuation (VA) Division of Holset Engineering
Company, Ltd., a subsidiary of Cummins.

     The proposed transaction is subject to completion of due diligence, the execution of a definitive purchase agreement and certain other conditions. It is presently anticipated that the purchase would be completed in the second quarter. Terms were not disclosed.

     "This opportunity provides a platform for Simpson to gain a significant presence in Europe, South America and the Far East while expanding its product range in Noise, Vibration and Harshness, a focus product line for Simpson," said Roy E. Parrott, President and Chief Executive Officer. "The VA Division's operations will complement Simpson's current business by broadening its product range, customer base and geographic reach. We are pleased with the strategic fit and the opportunity to strengthen our relationship with Cummins."

     Cummins President and Chief Operating Officer Tim Solso said, "While vibration attenuation is an important technology, it is not strategic to our operations. In Simpson, we align ourselves with a high-technology partner which specializes in the design and manufacture of these types of components. This action is part of Cummins' ongoing restructuring effort to focus its talent and resources on producing only those components which provide the maximum opportunity to offer comparative advantage to its customers."

     Holset's VA Division supplies rubber dampers for light and medium-duty engines and viscous dampers for heavy-duty diesel engine customers. The Division's manufacturing operations are located in England, France, Spain, Mexico and Brazil. The company is also a partner in joint ventures located in India and Korea. In addition to Cummins, current customers of the business include RVI, Volvo, MAN, Peugeot, Scania, Renault, Kia Motors, Nissan, GM's Opel and Ford's Jaguar. Revenues for the Division were $67 million in 1996.

     Upon completion of the proposed transaction, Simpson expects to continue the operations at all locations and to retain most of the current employees. Simpson will also enter into a supply agreement and a technology agreement with Cummins.

     Cummins, headquartered in Columbus, Indiana, is a leading worldwide designer and manufacturer of diesel engines and related products. These engines provide power for customers in its key markets: automotive, power generation, industrial and filtration. The company reported record sales of $5.3 billion in 1996. Cummins' home page on the Internet can be found at http://www.cummins.com.

     Simpson Industries supplies powertrain and chassis products to original equipment manufacturers with current operations in North America and has long been a key supplier to Cummins. Simpson's products are focused in four groups: noise, vibration and harshness; wheel-end and suspension; modular engine assemblies and high-precision machined parts. Simpson's North American manufacturing units are located throughout the Midwest, as well as North Carolina, Ontario and Mexico.

For further information, contact:

Kathryn L. Williams
Vice President, Strategic Development and Treasurer
Simpson Industries, Inc.
Plymouth, Michigan 48170
(313) 207-6200

Ann C. Smith
Public Relations Director
Cummins Engine Co., Inc.
Columbus, Indiana  47201
(812) 377-3524